INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Leading Brands Inc. on Form S-8 of our report dated June 8, 2001, except for Notes 8 and 9(a) for which the date is July 13, 2001 and Note 19 for which the date is August 23, 2001, appearing in the Annual Report on Form 20-F of Leading Brands Inc. for the year ended February 28, 2002.

Chartered Accountants

November 27, 2002